Dot Hill Nasdaq: HILL 1 The Path to Profitability The Path to Profitability June 15, 2010 June 15, 2010 Exhibit 99.2

2
Safe Harbor
The matters disclosed in this presentation are forward-looking statements. Such statements involve certain risks and
uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Potential risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its Forms
10-K, 8-K and 10-Q. These forward-looking statements
represent the Company’s judgment as of the date of this
presentation.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.
Nasdaq: HILL

Non-GAAP* Financial Metrics
*Non-GAAP: non-GAAP financial measures exclude the impact of stock-based compensation expense, intangible asset amortization, restructuring and severance charges, contingent consideration adjustments, Cloverleaf acquisition costs and the effects of foreign currency gains or losses.
Revenue $M
Low High Low High Low High Low High Low High Low High Low High
Gross Margin %
15.0 15.5 15.2 15.7 17.0 18.0 17.4 18.6 19.0 20.0 19.4 20.6 0.4 0.6
Opex $M
13.7 14.2 13.7 14.2 12.0 12.5 12.2 12.8 12.0 12.5 12.2 12.8 0.2 0.3
EPS $
(0.10) (0.08) (0.08) (0.07) (0.04) (0.02) (0.03) (0.00) (0.02) 0.00 (0.00) 0.02 0.01 0.02
EBITDA $M
(4.3) (3.5) (3.7) (2.9) (1.7) (0.6) (0.9) 0.5 (0.5) 0.6 0.4 1.8 0.8 1.2
Estimated Impact of
an incremental $5M in
revenue
Q3 2010
60 65 60 65
Q4 2010
Operating
Leverage
Q2 2010 Guidance
62 65

Dot Hill Conference Call Script

Mid Quarter Update Q2 2010

OPERATOR: Thank you for joining the Dot Hill Systems Mid-Quarter Update conference call. At this time, all participants are on a listen only mode. Following management’s prepared comments, there will be a question and answer period. Dot Hill has filed a Form 8K with the Securities and Exchange Commission earlier today that includes a presentation that will be referenced later in this call as well our prepared remarks. You may wish to download this presentation now.

Before we begin, I would like to remind everyone that certain statements made during this call regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the statements. To learn more about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s most recent annual and quarterly filings with the Securities and Exchange Commission. All forward-looking statements made during this call speak only as of the time they are made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after they are made.

Joining us today from Dot Hill Systems are President and CEO Dana Kammersgard and CFO Hanif Jamal. I will now turn the call over to Mr. Kammersgard.

Dana Kammersgard: Thank you operator, and good afternoon everyone. Thank you for joining us today for an update on our second quarter and the decisions we have made towards lowering our breakeven point and accelerating our return to profitability, as we discussed on our last earnings call. I want to focus today’s call on the financial details associated with the actions we have and are taking in this regard, but before we get into that, I will give you a brief update on other fronts. Hanif will then discuss the benefits of these actions to our 2010 financial models and projections.

First, let me provide a little color on the status of our second quarter to date. So far, the quarter is shaping up pretty much as we had projected and perhaps a bit better. As many of you may know, our second quarter tends to be back-end weighted and this one is not likely to be an exception. With two weeks to go in the quarter, it seems probable that we will realize an increase in our quarterly revenue on both a sequential and year-over-year basis.

On the expense side, we had projected during our Q1 2010 earnings call that second quarter 2010 expenses would likely be at or a little higher than Q1, as Q2 is the first quarter with the full impact of Cloverleaf expenses and we do not expect our spending reductions to have much affect until Q3. That remains the case, and Hanif will give you the specifics in terms of second quarter guidance in a moment.

Operationally, our channel program continues to progress well. At last count, we now have over 150 channel partners with over 600 registered deals in the pipeline. I think it is quite likely that we will double our channel revenues quarter over quarter from Q1 2010, albeit from a relatively small base. At a higher level, this is an initiative that we believe will be key to our ongoing margin improvement and though only 9 months old, we do expect our channels to begin to enhance our margin profile by the end of this calendar year.

Sales efforts and development work continue to progress on our storage software strategy. During our Q1 2010 earnings call, we stated that we were engaged with two OEMs for design wins based on our Cloverleaf assets. This morning we announced that we had signed a letter of intent to enter into a technology partnership with Xiotech to enable new virtual storage solutions. This is our first major collaboration involving the Intelligent

Storage Networking (iSN™) software platform we acquired in January 2010 along with Cloverleaf Communications Inc. The other engagement continues to progress as well. It is worth noting that when we acquired Cloverleaf, we projected that we would begin to launch new products from this technology in the following six to 12 months, so the progress we have made thus far is exceeding our expectations.

On the large OEM front, we are making progress as well. There are always many dynamics and often many obstacles associated with these types of larger deals and these are no exceptions. But we are making progress and our long standing engagements with some of these prospects may begin to payoff.

With that as a quick backdrop, let me discuss some of the decisions made and actions taken with respect to reducing our breakeven point. On our last earnings call, we indicated that we were going to evaluate several areas of our business with the goal of improving margins, cutting costs and fundamentally accelerating our return to profitability.

You may recall that we identified four areas of focus that we were going to carefully evaluate. Namely:

1)	Customer and product rationalization

2)	Supply chain consolidation

3)	Manufacturing overhead reduction and

4)	Operating expense reductions

With respect to customer and product rationalization, we have conducted an extensive review of both our storage array and RAIDCore products and customers. As a result, we have re-addressed several business arrangements to yield more positive results. I would expect these actions to improve margins in the second half of 2010. Of particular note in this regard is that we now expect to achieve at least a non-GAAP EBITDA breakeven position for our RAIDCore based programs by the end of the year, with positive contributions thereafter.

With one customer, we are currently working to negotiate an accelerated but amicable transition of manufacturing responsibility over to them. This particular revenue stream is very low margin and we have always viewed this relationship and program as tactical rather than strategic. We are confident that we can more than replace the margin contribution from this customer with much higher margin software and channels revenue by the early 2011 timeframe. If we are successful in our discussions with this customer, I would expect the transition to be completed by the end of this year.

We are aggressively streamlining our supply chain as well. This includes actively and rapidly exiting any remaining business with Flextronics and Mitac and consolidating manufacturing at Foxconn. At the same time, we are establishing regional configure to order or CTO sites with Foxconn factories in China, Europe and the US. We expect to have flexible CTO capability for our blackbox OEM and channel customers in AsiaPac within 30 days and for Europe perhaps 30 to 45 days after that, with the US to follow before the end of the year. This will reduce costs as compared to our current global CTO facilities in the US, while at the same time improving lead times for our blackbox and channel customers.

Manufacturing overhead is another area that has been extensively scrutinized over the last six weeks by the executive team. As a result, we are now shipping the majority of our orders via ocean rather than air freight. The net should be lower overhead costs and higher gross margins.

On operating expenses, we have made some tough decisions to bring our spend more in line with our income. Among other actions, this includes salary reductions of 5% for most employees and 10% for our executive team. We have also just concluded a 10% head count reduction. And finally we now expect to completely close our Carlsbad facility by the end of the third quarter of 2010.

We expect to realize a majority of the benefits associated with these actions starting July 1st. The sum of all of them should be a significant reduction in break even levels that bring us to non-GAAP EBITDA profitability by the fourth quarter of 2010 while still allowing us to continue with our strategic investments. On the last call, I indicated our intent to breakeven at between $60M to $65M in quarterly revenues, depending on product and customer mix. I believe these actions allow us to achieve this by the fourth quarter of 2010. I want to clearly stress that we are not implying nor providing revenue guidance with this range – we are simply using it to provide you with clear parameters for our breakeven objectives.

Hanif will now share the detailed financial benefits of these actions with you.

Hanif Jamal: Thanks Dana and welcome to all of you. Before I continue, I would like to invite you to attend our presentation at the Sidoti Conference on June 25th in New York City.

On today’s call I will provide you with certain financial projections determined primarily on a non-GAAP basis. Let me remind you that our non-GAAP financial measures exclude the impact of stock-based compensation expense, intangible asset amortization, restructuring and severance charges, contingent consideration adjustments, Cloverleaf acquisition costs and the effects of foreign currency gains or losses. For a reconciliation of our GAAP to non-GAAP financial metrics for first quarter of 2010 please refer to our financial results press release and Form 8-K from May 6th, which are posted on our website www.dothill.com and filed with the Securities and Exchange Commission.

Before I share with you what we expect as a result of the measures that Dana has just outlined, I would like to first update the soft guidance that I provided on our earnings call of May 6th. During that call, we signaled Q2 2010 revenues and non-GAAP loss per share to be in the same range as our Q1 2010 results of $60 million in revenue and a 9 cent per share non-GAAP loss. We also stated in our May earnings call that cash could drop into the $40-45 million range as a result of projected operating losses, restructuring costs and working capital requirements. At this time, we project Q2 2010 revenues to come in between $62 and $65 million with a 7 to 10 cent per share non-GAAP loss and second quarter cash to come in between $40 and 43 million.

I would now like to refer you to the presentation that we filed with the Securities and Exchange Commission to give you an idea of our projected financial performance over the next few quarters.

As Dana has indicated, we have realigned our expenditures to break-even on a non-GAAP EBITDA basis on revenues between $60 and $65 million, depending on customer and product mix.

Slide 3 models our expected financial performance for our Q2 2010 revenue guidance range and for Q3 and Q4 at our target break-even revenue range of $60 to $65 million. The purpose of the chart is to provide you with more insight to our near term business model. The revenue numbers for Q310 and Q410 are not intended to be an indication of our internal revenue forecasts or guidance. The manufacturing overhead (which is included in cost of goods sold) and non-GAAP operating expenses for Q3 and Q4 2010 reflect all of the measures Dana outlined. Compared to Q1 2010, as adjusted to reflect a full quarter’s operating expense load for Cloverleaf, we are working to reduce our total spend (which we define as non-GAAP manufacturing overhead, variances and operating expenses) by $2.0 - $3.0 million per quarter or $8-12 million on an annualized basis. Roughly 30% to 35% of the planned reductions stem from manufacturing overhead gains and should result in an increase of non-GAAP gross margins by 1.2% to 1.6%.

Before I summarize the key takeaways from this chart, I want to reiterate some comments I have made on our business model in the past. First, our model is very leverageable, both at a gross margin level and at the operating expense level. Much of our manufacturing overhead is fixed and operating expenses generally only increase slightly with revenue growth. Gross margin and EBITDA therefore scale pretty directly to increased revenue. As you can see in slide 3 we estimate that an incremental $5 million in revenue could generate $0.8 to $1.2 million in non-GAAP EBITDA for existing products and customers. Second, as previously noted, these models assume customer and product mix based on historical trends and these could change, thereby affecting the projected EBITDA positively or negatively.

With that backdrop let me highlight the salient points in the chart.

First, we expect non-GAAP gross margin percentage to improve throughout 2010 as a result of continued product cost improvement, reductions in manufacturing overhead including the consolidation of contract manufacturers and a more favorable mix of customers through channels and products by increasing software revenues.

Second, we expect to bring non-GAAP operating expenses down from $13.5 million in Q110 (which does not include a full quarter operating expense load for Cloverleaf Communications) at $60 million in revenue to the $12.0 to $12.8 million range in Q3 and Q4 2010. Had we acquired Cloverleaf on January 1, 2010, we estimate that non-GAAP operating expenses for Q110 would have been about $13.9 million.

And as you can see, we have re-balanced the company so that we have a high degree of confidence in at least breaking even on a non-GAAP EBITDA basis at $65 million by Q4 2010 and a reasonable chance of doing so at $60 million.

We believe that the measures we have taken will lay the foundation for a profitable 2011. Further, we believe that both our channel and software strategic investments will be accretive in 2011.

We estimate that we will incur restructuring charges of $500,000 to $850,000 from our 2010 restructuring plan and an additional $700,000 to $1,000,000 from our previously adopted 2008 restructuring plan.

As signaled in our May earnings call, we are projecting a significant use of cash in Q210 due to working capital requirements, capital expenses and operating losses including restructuring charges. Thereafter, cash flow in 2010 will be tied primarily to operating profits or losses, capital expenses and any remaining restructuring charges. Consequently, we are expecting lower cash burn in Q310 and minimal cash change in Q410.

Let me now turn the call over to the Operator for a question and answer session after which Dana will make some concluding remarks.

Operator?

Operator:

Dana Kammersgard: I would like to thank all of you for joining this mid-quarter update call today and for your continued interest and support. I hope it was evident that we are willing to and in fact have taken the tough but necessary measures to put this company on a path to EBITDA breakeven or better by the end of this year and thereafter.

I look forward to talking to you all on our next earnings call in early August.

Thank you

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